Exhibit 99.1
                                 NEWS RELEASE

FOR IMMEDIATE RELEASE	Investor Contact: Michael Russell, 419.627.2233
https://ir.cedarfair.com	Media Contact: Gary Rhodes, 704.249.6119

CEDAR FAIR REPORTS RECORD NET REVENUES FOR ITS 2021 THIRD QUARTER
•Demand remains strong through October Halloween events
•Record in-park per capita spending driven by sustained guest spending levels
•Record pace set for early sales of 2022 season passes and related all-season products
•With strong results, positive momentum and bright outlook, Cedar Fair expects to pay down debt in the near future and resume quarterly cash distributions longer-term
SANDUSKY, Ohio (Nov. 3, 2021) -- Cedar Fair Entertainment Company (NYSE: FUN), a leader in regional amusement parks, water parks and immersive entertainment, today announced results for its third quarter ended Sept. 26, 2021, and more recent performance trends through Oct. 31, 2021.
Highlights
(Note: To offer more informative comparisons, highlights for 2021 below are compared to their respective periods in 2019. During the 2021 third quarter, the parks had 988 operating days compared to 1,035 operating days in the 2019 third quarter.)
•Net revenues for the third quarter ended Sept. 26, 2021, totaled a record $753 million, up 5% from the third quarter of 2019, driven by:
◦Attendance that approximated 82% of 2019 third-quarter levels;
◦Record in-park per capita spending of $64.26, representing a 29% increase over 2019 third quarter spending levels, with double-digit increases across all key revenue categories; and
◦A 9%, or $7 million, increase in out-of-park revenues versus the comparable period in 2019.
•Net income and Adjusted EBITDA(1) for the 2021 third quarter totaled $148 million and $333 million, respectively, compared with $190 million and $355 million, respectively, for the 2019 third quarter.
•For the five-week period ended Oct. 31, 2021, net revenues totaled approximately $219 million, an increase of $65 million, or 42%, from the comparable period in 2019.
•Early sales of 2022 season passes and all-season products are pacing ahead of the then-record pace set in the Fall of 2019 for the sale of 2020 season pass products.
(1) For additional information regarding Adjusted EBITDA, including how the Company defines and uses Adjusted EBITDA, see the attached reconciliation table and related footnotes.

Cedar Fair Entertainment Company - One Cedar Point Drive, Sandusky, Ohio 44870 419.627.2233

CEDAR FAIR REPORTS RECORD NET REVENUES FOR ITS 2021 THIRD QUARTER
Nov. 3, 2021

Cedar Fair President and CEO Richard A. Zimmerman, said, “The strong demand and consumer spending trends we previously reported through Labor Day weekend continued in September and October, as our parks hosted their very popular Halloween events. Since the end of the second quarter, revenues have outpaced the record revenues of the comparable 18-week period in 2019 by 12%, or more than $104 million, driven primarily by record levels of guest spending.
“Cedar Fair’s outstanding results clearly reflect the dedication of our incredible team. I couldn’t be prouder of how the team delivered, especially considering the very unique and difficult challenges we’ve overcome. Our talented people are the primary reason our parks and resort properties continue to set the standard for regional, family-focused entertainment.”
Zimmerman continued, “We are also pleased with the early sales of our 2022 season passes and all-season products, which continue to outpace the comparable record sales period in 2019. Early season pass sales have been a reliable leading indicator of the following year’s demand, which bodes well for the 2022 season. Our parks’ quick recovery from the COVID-19 disruption underscores the resiliency of our business model and has unlocked additional strategic options we are evaluating from a position of strength. Based on our positive momentum and outlook, we believe Cedar Fair is well positioned to begin paying down debt in the near future and to reinstate quarterly cash distributions to unitholders by no later than the first quarter of 2023.”
Results of Third Quarter 2021 Compared to Third Quarter 2020
The coronavirus pandemic had a material impact on park operations in both 2021 and 2020. This year, all but one of Cedar Fair’s parks opened for the 2021 season on various dates in May. Canada’s Wonderland, which remained closed through the entire first half of the year due to local COVID-19 restrictions, reopened for the first time on July 5, 2021, under capacity limitations. Last year, full park operations of Knott’s Berry Farm, as well as abbreviated operations of the two Schlitterbahn water parks, had begun prior to the suspension of all park operations on March 14, 2020. The Company was able to resume partial operations at eight of its 13 properties from mid-June through the end of the third quarter in 2020. Given the effects of the coronavirus pandemic and disruption of park operations during the summer of 2020, results for the third quarters of 2021 and 2020 are not directly comparable.
In 2021, operating days in the third quarter totaled 988 compared to 314 in the third quarter of 2020.
For the third quarter ended Sept. 26, 2021, net revenues totaled $753 million versus $87 million for the third quarter of 2020. The increase in net revenues was attributable to a 674 operating day increase in the period, resulting in a 9.5 million visit gain in attendance. In-park per capita spending in the 2021 third quarter totaled a record $64.26, driven by increases in guest spending, particularly for admissions and extra-charge attractions. Out-of-park revenues increased $54 million due to the earlier opening of the parks and resort properties.
Cedar Fair Entertainment Company - One Cedar Point Drive, Sandusky, Ohio 44870 419.627.2233

CEDAR FAIR REPORTS RECORD NET REVENUES FOR ITS 2021 THIRD QUARTER
Nov. 3, 2021

Operating costs and expenses in the third quarter of 2021 totaled $424 million, compared with $141 million for the third quarter of 2020. The $283 million increase was due primarily to an increase of operating days during the quarter versus the same period last year, and the related increase in variable operating costs. Depreciation and amortization expense, which is spread over planned operating days, was $77 million in the third quarter of 2021, up $10 million from a year ago due to more planned operating days in the current period. A loss on impairment of goodwill and intangibles of $16 million was recorded during the third quarter of 2020, which was triggered by the anticipated impacts of the COVID-19 pandemic. Including the items noted above, the Company’s operating income for the third quarter totaled $250 million, compared with an operating loss of $137 million in the year ago period.
Interest expense for the third quarter totaled $46 million, up $6 million from the third quarter of 2020, due to incremental interest incurred on the Company’s 2028 senior unsecured notes issued in October 2020. The net effect of the Company’s swaps resulted in a $3 million benefit to earnings during the third quarter of 2021, compared with a $2 million benefit to earnings in the same period a year ago. The difference reflects the change in fair market value movement in the Company’s swap portfolio. During the third quarter, the Company also recognized a $15 million net charge to earnings for foreign currency gains and losses related to its U.S. dollar-denominated Canadian notes, compared with a $10 million net benefit to earnings for the third quarter of 2020.
For the 2021 third quarter, a $44 million provision for taxes was recorded to account for publicly traded partnership taxes and federal, state, local and foreign income taxes, compared to a benefit for taxes totaling $30 million in the third quarter of 2020. The difference in provision for taxes in the current-year period was due to pretax income being reported by taxable subsidiaries, compared with a pretax loss being reported in the prior year period.
Accounting for the items above, net income for the third quarter totaled $148 million, or $2.60 per diluted L.P. unit. This compares with a net loss of $136 million, or loss of $2.41 per diluted LP unit, for the 2020 third quarter.
Adjusted EBITDA, which management believes is a meaningful measure of the Company’s park-level operating results, totaled $333 million in the third quarter, compared to an Adjusted EBITDA loss of $51 million for the third quarter of 2020. The $384 million increase in Adjusted EBITDA reflects the impact of COVID-19-related park closures in 2020, and the increases in attendance, in-park per capita spending, and out-of-park revenues from the reopening of parks in 2021.
Results of Third Quarter 2021 Compared to Third Quarter 2019
As previously noted, given the effects of the coronavirus pandemic and disruption of park operations during the summer of 2020, results for the third quarters of 2021 and 2020 are not directly comparable.
Cedar Fair Entertainment Company - One Cedar Point Drive, Sandusky, Ohio 44870 419.627.2233

CEDAR FAIR REPORTS RECORD NET REVENUES FOR ITS 2021 THIRD QUARTER
Nov. 3, 2021

To provide more informative comparisons, the following information compares results for the third quarter of 2021 versus the third quarter of 2019. The parks had 988 total operating days in third quarter of 2021 compared with 1,035 total operating days in the third quarter of 2019.
Despite modified operating calendars and capacity limitations at select parks and 47 fewer operating days in the current period, net revenues for the third quarter totaled $753 million, representing an increase of $39 million compared with the third quarter in 2019. The increase reflected the impact of a 29%, or $14.32, increase in in-park per capita spending and an increase of 9%, or $7 million, in out-of-park revenues during the period, offset in part by an 18%, or 2 million visit decline in attendance. Attendance for the third quarter of 2021 totaled 10.8 million guests, or approximately 82% of third quarter 2019 levels, driven by general admission and season pass attendance, offset in part by an expected slower recovery in group sales attendance and capacity limitations at certain parks, including Canada’s Wonderland.
Operating costs and expenses in the current quarter increased to $424 million, up $55 million from the third quarter of 2019. The increase was the result of a $1 million increase in costs of goods sold, a $46 million increase in operating expenses and an $8 million increase in SG&A expense. Of the $46 million increase in operating expenses, roughly half was attributable to higher seasonal labor costs resulting from rising wage rates offset in part by a reduction in seasonal labor hours compared with the third quarter of 2019. Both operating and SG&A expense increases were attributable to higher costs for operating and maintenance supplies, as well as higher full-time wages. Lower advertising expense, however, helped to defray some of the increase in SG&A expense. Depreciation and amortization expense increased to $77 million in the third quarter of 2021, up $9 million from the third quarter of 2019 due to more planned operating days in the current period. Including the items noted above, the Company’s operating income for the third quarter totaled $250 million, compared with $275 million in the third quarter of 2019.
Interest expense for the third quarter totaled $46 million, up $18 million from the third quarter of 2019, due to incremental interest incurred on the Company’s 2025 and 2028 senior notes issued in 2020. The net effect of the Company’s swaps resulted in a $3 million benefit to earnings during the third quarter of 2021, compared with a $4 million charge to earnings during the third quarter of 2019. The difference reflects the change in fair market value movement in the Company’s swap portfolio. During the third quarter, the Company also recognized a $15 million net charge to earnings for foreign currency gains and losses related to its U.S. dollar-denominated Canadian notes, compared with a $6 million net charge to earnings for the third quarter of 2019.
For the 2021 third quarter, a $44 million provision for taxes was recorded to account for publicly traded partnership taxes and federal, state, local and foreign income taxes, compared to $49 million in the third quarter of 2019. The difference in provision for taxes in the current-year period was due to a decrease in pretax income being reported by the Company’s taxable subsidiaries.
Cedar Fair Entertainment Company - One Cedar Point Drive, Sandusky, Ohio 44870 419.627.2233

CEDAR FAIR REPORTS RECORD NET REVENUES FOR ITS 2021 THIRD QUARTER
Nov. 3, 2021

Accounting for the items above, net income for the third quarter totaled $148 million, or $2.60 per diluted L.P. unit. This compares with net income of $190 million, or $3.34 per diluted LP unit, for the 2019 third quarter.
Adjusted EBITDA totaled $333 million in the current third quarter compared with $355 million for the third quarter of 2019. The $22 million decrease in Adjusted EBITDA was largely due to higher labor costs in the period, as well as the negative impact that operating restrictions, including mandated capacity limitations, had on attendance.
October 2021 Update
Preliminary net revenues for the 10-month period ended Oct. 31, 2021, totaled $1.2 billion. Over the same period, attendance totaled 17.3 million visits, in-park per capita spending was $62.73, and out-of-park revenues totaled $153 million.
Given the effects of the coronavirus pandemic and suspension of park operations during the summer and fall of 2020, results for the October 2021 and October 2020 periods are not directly comparable. To provide more informative comparisons, the following information reflects results for the five-week periods of Sept. 27 through Oct. 31, 2021, versus Sept. 30 through Nov. 3, 2019. The parks had 176 total operating days in October 2021 compared to 166 total operating days in October 2019 due to a shift in the timing of the Halloween holiday.
For the five-week period ended Oct. 31, 2021, preliminary net revenues totaled $219 million, representing an increase of 42%, or $65 million, from the comparable five-week period in 2019. The increase was driven by an 8% increase in attendance to 3.2 million total visits; a 32% increase in in-park per capita spending to a record $64.86; and a 33% increase in out-of-park revenues to $19 million.
Balance Sheet and Liquidity Update
Deferred revenues as of Sept. 26, 2021, totaled $211 million, representing an increase of $62 million, or 42%, when compared to deferred revenues at Sept. 29, 2019. Of the $211 million of total deferred revenues outstanding at Sept. 26, 2021, approximately $100 million is projected to be recognized as revenue during the fourth quarter of 2021. The balance of the deferred revenues is projected to be recognized as revenue in 2022 or later, including 2022 season passes and all-season pass products, as well as use privileges of 2021 season passes at Knott’s Berry Farm and Canada’s Wonderland. These use privileges have been extended into next year due to COVID-19-related disruptions to the parks’ 2021 operating calendars.
As of Sept. 26, 2021, the Company had cash on hand of $563 million and $359 million available under its revolving credit facility, net of $16 million of letters of credit, for total liquidity of $922 million. This compares to $652 million of total liquidity at the end of the second quarter. The Company's $270 million of positive cash flow in the third quarter benefited from increased attendance and guest spending levels during the period, as well as strong early sales of 2022 season pass products.

Cedar Fair Entertainment Company - One Cedar Point Drive, Sandusky, Ohio 44870 419.627.2233

CEDAR FAIR REPORTS RECORD NET REVENUES FOR ITS 2021 THIRD QUARTER
Nov. 3, 2021

Conference Call
As previously announced, the Company will host a conference call with analysts starting at 10 a.m. ET today, Nov. 3, 2021, to further discuss its recent financial performance. Participants on the call will include Cedar Fair President and CEO Richard Zimmerman, Executive Vice President and CFO Brian Witherow and Corporate Director of Investor Relations Michael Russell.
Investors and all other interested parties can access a live, listen-only audio webcast of the call on the Cedar Fair Investors website at https://ir.cedarfair.com under the tabs Investor Information / Events & Presentations / Upcoming Events. Those unable to listen to the live webcast can access a recorded version of the call on the Cedar Fair Investors website at https://ir.cedarfair.com under Investor Information / Events and Presentations / Past Events, shortly after the live call’s conclusion.
A replay of the call is also available by phone starting at approximately 1 p.m. ET on Wednesday, Nov. 3, 2021, until 11:59 p.m. ET, Wednesday, Nov. 10, 2021. To access the phone replay, please dial (800) 770-2030 or (647) 362-9199, followed by the Conference ID: 3720518.
About Cedar Fair
Cedar Fair Entertainment Company (NYSE: FUN), one of the largest regional amusement-resort operators in the world, is a publicly traded partnership headquartered in Sandusky, Ohio. Focused on its mission to make people happy by providing fun, immersive, and memorable experiences, the Company owns and operates 13 properties, consisting of 11 amusement parks, four separately gated outdoor water parks, and resort accommodations totaling more than 2,300 rooms and more than 600 luxury RV sites. Cedar Fair’s parks are located in Ohio, California, North Carolina, South Carolina, Virginia, Pennsylvania, Minnesota, Missouri, Michigan, Texas and Toronto, Ontario.
Forward-Looking Statements
Some of the statements contained in this news release that are not historical in nature constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, including statements as to the Company's expectations, beliefs, goals, and strategies regarding the future. These forward-looking statements may involve risks and uncertainties that are difficult to predict, may be beyond our control and could cause actual results to differ materially from those described in such statements. Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to be correct, including the timing of any debt paydown or payment of partnership distributions, or that the Company's business optimization and growth strategies will achieve the target results. Important factors, including the impacts of the COVID-19 pandemic, general economic conditions, adverse weather conditions, competition for consumer leisure time and spending, unanticipated construction delays, changes in the Company’s capital investment plans and projects and other
Cedar Fair Entertainment Company - One Cedar Point Drive, Sandusky, Ohio 44870 419.627.2233

CEDAR FAIR REPORTS RECORD NET REVENUES FOR ITS 2021 THIRD QUARTER
Nov. 3, 2021

factors discussed from time to time by the Company in its reports filed with the Securities and Exchange Commission (the “SEC”) could affect attendance at the Company’s parks, as well as the timing of any debt paydown or payment of partnership distributions, and the Company's business optimization program, and cause actual results to differ materially from the Company's expectations or otherwise to fluctuate or decrease. Additional information on risk factors that may affect the business and financial results of the Company can be found in the Company's Annual Report on Form 10-K and in the filings of the Company made from time to time with the SEC. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether a result of new information, future events, information, circumstances or otherwise that arise after the publication of this document.

This news release and prior releases are available under the News tab at http://ir.cedarfair.com
- more -
(financial tables follow)
Cedar Fair Entertainment Company - One Cedar Point Drive, Sandusky, Ohio 44870 419.627.2233

CEDAR FAIR REPORTS RECORD NET REVENUES FOR ITS 2021 THIRD QUARTER
Nov. 3, 2021

CEDAR FAIR, L.P.
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands)

	Three months ended		Nine months ended
	September 26, 2021	September 27, 2020	September 26, 2021	September 27, 2020
Net revenues:
Admissions	$381,777	$33,411	$480,849	$60,728
Food, merchandise and games	235,619	34,462	326,810	57,269
Accommodations, extra-charge products and other	136,008	19,584	179,624	29,681
	753,404	87,457	987,283	147,678
Costs and expenses:
Cost of food, merchandise, and games revenues	59,502	11,638	85,438	20,028
Operating expenses	273,426	100,818	495,525	274,169
Selling, general and administrative	90,863	28,145	168,279	76,681
Depreciation and amortization	77,461	67,436	112,906	127,447
Loss on impairment / retirement of fixed assets, net	2,397	727	5,873	8,530
Loss on impairment of goodwill and other intangibles	—	15,818	—	103,999
Gain on sale of investment	—	(11)	(2)	(11)
	503,649	224,571	868,019	610,843
Operating income (loss)	249,755	(137,114)	119,264	(463,165)
Interest expense	46,270	40,376	136,371	104,341
Net effect of swaps	(3,186)	(1,558)	(10,582)	19,780
Loss on early debt extinguishment	—	317	4	2,013
Loss (gain) on foreign currency	15,163	(9,567)	(1,741)	11,984
Other income	(243)	(28)	(348)	(337)
Income (loss) before taxes	191,751	(166,654)	(4,440)	(600,946)
Provision (benefit) for taxes	43,764	(30,393)	16,859	(116,156)
Net income (loss)	147,987	(136,261)	(21,299)	(484,790)
Net income (loss) allocated to general partner	2	(1)	—	(5)
Net income (loss) allocated to limited partners	$147,985	$(136,260)	$(21,299)	$(484,785)

CEDAR FAIR, L.P.
UNAUDITED BALANCE SHEET DATA
(In thousands)

	September 26, 2021	September 27, 2020
Cash and cash equivalents	$562,661	$225,470
Total assets	$2,814,487	$2,501,518
Long-term debt, including current maturities:
Term debt	$257,559	$256,358
Notes	2,706,484	2,405,576
	$2,964,043	$2,661,934
Total partners' deficit	$(682,645)	$(551,330)
Cedar Fair Entertainment Company - One Cedar Point Drive, Sandusky, Ohio 44870 419.627.2233

CEDAR FAIR REPORTS RECORD NET REVENUES FOR ITS 2021 THIRD QUARTER
Nov. 3, 2021

CEDAR FAIR, L.P.
RECONCILIATION OF ADJUSTED EBITDA
(In thousands)

	Three months ended			Nine months ended
(In thousands)	September 26, 2021	September 27, 2020	September 29, 2019	September 26, 2021	September 27, 2020	September 29, 2019
Net income (loss)	$147,987	$(136,261)	$189,955	$(21,299)	$(484,790)	$169,580
Interest expense	46,270	40,376	27,967	136,371	104,341	71,814
Interest income	(35)	(25)	(807)	(66)	(449)	(1,121)
Provision (benefit) for taxes	43,764	(30,393)	48,815	16,859	(116,156)	43,506
Depreciation and amortization	77,461	67,436	68,335	112,906	127,447	137,828
EBITDA	315,447	(58,867)	334,265	244,771	(369,607)	421,607
Loss on early debt extinguishment	—	317	—	4	2,013	—
Net effect of swaps	(3,186)	(1,558)	3,910	(10,582)	19,780	21,068
Non-cash foreign currency loss (gain)	15,157	(9,561)	5,617	(1,665)	12,127	(12,528)
Non-cash equity compensation expense	2,903	1,618	2,930	11,910	(1,842)	8,760
Loss on impairment / retirement of fixed assets, net	2,397	727	1,675	5,873	8,530	3,781
Loss on impairment of goodwill and other intangibles	—	15,818	—	—	103,999	—
Gain on sale of investment	—	(11)	—	(2)	(11)	(617)
Acquisition-related costs	—	—	6,292	—	16	7,238
Other (1)	650	29	499	1,157	183	782
Adjusted EBITDA (2)	$333,368	$(51,488)	$355,188	$251,466	$(224,812)	$450,091

(1)    Consists of certain costs as defined in the Company's Third Amended 2017 Credit Agreement and prior credit agreements. These items are excluded from the calculation of Adjusted EBITDA and have included certain legal expenses and severance expenses. This balance also includes unrealized gains and losses on short-term investments.

(2)    Adjusted EBITDA represents earnings before interest, taxes, depreciation, amortization, other non-cash items, and adjustments as defined in the Third Amended 2017 Credit Agreement and prior credit agreements. The Company believes Adjusted EBITDA is a meaningful measure as it is widely used by analysts, investors and comparable companies in our industry to evaluate our operating performance on a consistent basis, as well as more easily compare our results with those of other companies in our industry. Further, management believes Adjusted EBITDA is a meaningful measure of park-level operating profitability and we use it for measuring returns on capital investments, evaluating potential acquisitions, determining awards under incentive compensation plans, and calculating compliance with certain loan covenants. Adjusted EBITDA is provided as a supplemental measure of our operating results and is not intended to be a substitute for operating income, net income or cash flows from operating activities as defined under generally accepted accounting principles. In addition, Adjusted EBITDA may not be comparable to similarly titled measures of other companies.
Cedar Fair Entertainment Company - One Cedar Point Drive, Sandusky, Ohio 44870 419.627.2233

CEDAR FAIR REPORTS RECORD NET REVENUES FOR ITS 2021 THIRD QUARTER
Nov. 3, 2021

CEDAR FAIR, L.P.
KEY OPERATIONAL MEASURES
(In thousands, except per capita and operating day amounts)

	Three months ended			Nine months ended
	September 26, 2021	September 27, 2020	September 29, 2019	September 26, 2021	September 27, 2020	September 29, 2019
Attendance	10,769	1,306	13,189	14,178	2,280	22,864
In-park per capita spending (1)	$64.26	$47.29	$49.94	$62.26	$46.49	$48.73
Out-of-park revenues (1)	$83,074	$29,051	$76,347	$134,054	$46,705	$140,452
Operating days	988	314	1,035	1,381	443	1,862
(1)    In-park per capita spending is calculated as revenues generated within our amusement parks and separately gated outdoor water parks along with related tolls and parking revenues (in-park revenues), divided by total attendance. Out-of-park revenues are defined as revenues from resort, out-of-park food and retail locations, marina, sponsorship, online transaction fees charged to customers and all other out-of-park operations. A reconciliation of out-of-park revenues to net revenues for the periods presented is as follows:

	Three months ended			Nine months ended
(In thousands)	September 26, 2021	September 27, 2020	September 29, 2019	September 26, 2021	September 27, 2020	September 29, 2019
In-park revenues	$692,013	$61,764	$658,645	$882,679	$106,008	$1,114,240
Out-of-park revenues	83,074	29,051	76,347	134,054	46,705	140,452
Concessionaire remittance	(21,683)	(3,358)	(20,480)	(29,450)	(5,035)	(37,013)
Net revenues	$753,404	$87,457	$714,512	$987,283	$147,678	$1,217,679

Cedar Fair Entertainment Company - One Cedar Point Drive, Sandusky, Ohio 44870 419.627.2233